Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	Fax:	(303) 925-9308
	E-mail	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Reports Second Quarter 2008 Financial Results

Record $56 Million of Cash Available for Distribution to Common Unitholders

Announces Increased Guidance for 2008 Distributable Cash Flow and Growth Capital

DENVER—August 11, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) (the “Partnership”) today reported record cash available for distribution to common unitholders, or distributable cash flow (DCF), of $56.3 million for the three months ended June 30, 2008, and $111.4 million for the six months ended June 30, 2008.  As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF.  A reconciliation of DCF to net income before tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported Adjusted EBITDA of $74.8 million for the three months ended June 30, 2008, and $148.2 million for the six months ended June 30, 2008.  MarkWest believes the presentation of Adjusted EBITDA is useful to investors because it is commonly used by master limited partnerships in the midstream natural gas industry as an indicator of the strength and performance of ongoing business operations.  A reconciliation of Adjusted EBITDA to net income before tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported a loss before provision for income tax for the three months ended June 30, 2008 and 2007, of $232.9 million and $10.2 million, respectively.  For the six months ended June 30, 2008 and 2007, the Partnership reported a loss before provision for income tax of $190.3 million and $8.7 million, respectively.  The loss before provision for income tax for the three months ended June 30, 2008 and 2007, includes $253.1 million and $12.4 million, respectively, of non-cash costs associated with the mark-to-market of derivative instruments and compensation expense.  Excluding these non-cash items, income before provision for income tax for the three months ended June 30, 2008 and 2007, would have been $20.2 million and $2.2 million, respectively.  Similarly, the loss before provision for income tax for the six months ended June 30, 2008 and 2007, includes $253.6 million and $9.9 million, respectively, of non-cash costs associated with the mark-to-market of derivative instruments and compensation expense.  Excluding these non-cash items, income before provision for income tax for the six months ended June 30, 2008 and 2007, would have been $63.3 million and $1.2 million, respectively.

The Partnership actively manages the commodity price risks associated with its physical positions in an effort to reduce downside volatility and to protect cash flows.  The Partnership does not designate its derivative instruments as cash flow or fair value hedges, and therefore derivative instruments are marked-to-market in the current period, which can result in large, non-cash fluctuations to the income statement.  The mark-to-market of derivative instruments is a direct result of forecasted changes in the price of crude oil, natural gas liquids, and natural gas.

On July 24, 2008, the board of directors of the general partner of MarkWest Energy Partners increased the Partnership’s quarterly cash distribution to $0.63 per common unit for the second quarter of 2008, an increase of $0.10 per common unit compared to the distribution in the second quarter of 2007, and an increase of $0.03 per common unit compared to the distribution in the first quarter of 2008.  The second quarter 2008 distribution will be paid on August 15, 2008, to unitholders of record on August 4, 2008.

“MarkWest had an outstanding second quarter that resulted in record distributable cash flow, 19 percent year over year distribution growth, and a conservative coverage ratio of 1.6 times,” stated Frank Semple, President and Chief Executive Officer of MarkWest.   “As a result of our strong financial performance through the first half of 2008, and the impact of our recently announced organic growth projects in Oklahoma and Appalachia, we increased our 2008 guidance for both growth capital and distributable cash flow.  We raised over $660 million of additional capital in the second quarter which allowed us to pre-fund our expanded capital program for 2008 and we are in a great position to continue to grow our assets, cash flow, and distributions for the foreseeable future.”

SECOND QUARTER 2008 HIGHLIGHTS

Business Development

•                  Appalachia – In conjunction with Range Resources, MarkWest announced in June an agreement for MarkWest to construct and operate gas gathering pipelines and processing facilities associated with Range’s Marcellus Shale acreage in the Appalachian Basin. The projects associated with this agreement continue to expand and MarkWest increased its anticipated 2008 investment to approximately $75 million and currently anticipates investing up to an additional $125 million in 2009.

•                  Southeast Oklahoma – On July 31, 2008, MarkWest completed the acquisition of PQ Gathering Assets, LLC, which owns gathering systems primarily located in Pittsburg County in Southeast Oklahoma, from Petroquest Energy, LLC for $41.3 million.  MarkWest will invest up to an additional $15 million in 2008 and $13 million in 2009 to support the development of Petroquest’s Woodford Shale and coal bed methane initiatives in Southeast Oklahoma.

The Partnership announced on May 12, 2008, that it increased its ownership interest in Centrahoma Processing LLC to 40 percent for $12.0 million.  On March 1, 2008, MarkWest acquired its initial 20 percent interest in Centrahoma for $11.6 million.  Centrahoma operates two cryogenic gas processing plants located in Southeast Oklahoma.  These plants are currently operating near their capacity of 100 million cubic feet per day of hydrocarbon-rich gas from the rapidly expanding Woodford Shale play.

•                  Western Oklahoma – On August 5, 2008, MarkWest signed a long-term agreement with Newfield Exploration to construct a 60-mile pipeline to gather and process Newfield’s gas from the Granite Wash formation in the Texas panhandle.  Under this agreement, MarkWest acquired Newfield’s existing gathering system and will construct significant additional gathering infrastructure.  Gas gathered under this agreement will be processed at the recently-completed Arapaho II processing plant.  MarkWest will also increase the number of interstate pipeline connections from two to four.  Over the next three years, MarkWest expects to invest $95 million to $130 million to support this new agreement.

Financial

•                  In April 2008, the Partnership placed $500 million of senior notes and completed a 5.75 million unit equity offering that raised approximately $171 million in net proceeds.  Both offerings were significantly oversubscribed in a challenging capital market.  As a result of these capital markets transactions, the Partnership continues to have a strong balance sheet with $278 million of cash and cash equivalents and $285 million in undrawn capacity under its credit facility at June 30, 2008.

•                  Segment operating income for the second quarter of 2008 increased by $44.3 million compared to the same period in 2007.  The increase was primarily attributable to:

•                  An increase of $30.2 million in segment operating income for the Southwest segment.  The increase was due to higher natural gas liquid (NGL) prices and higher volumes in East Texas and in Oklahoma as the Partnership continues to increase its gathering presence in southeast Oklahoma where volumes more than doubled.

•                  An increase of $5.6 million in segment operating income for the Northeast segment.  This segment includes the results from MarkWest Hydrocarbon, and was benefited by higher NGL prices and modestly higher NGL sales volumes.

•                  An increase of $8.5 million in segment operating income within the Gulf Coast segment.  The increase was due to higher product prices and inlet volumes at the Partnership’s Javelina facility.

•                  Realized losses on derivative instruments, which are not included in segment operating income, were $15.2 million in the second quarter of 2008, compared to realized losses of $1.3 million in the second quarter of 2007.  The change of $13.9 million is due to the significant increase in the price of crude oil and NGLs in the second quarter of 2008 compared to the second quarter of 2007.

•                  Selling, general and administrative expenses in the second quarter of 2008 were $16.6 million, including $13.8 million of cash-related SG&A.  This was an increase of $2.2 million of cash SG&A compared to the second quarter of 2007.  The increase primarily resulted from costs to support the growth of the Partnership.

Growth Capital Expenditures

•                  For the three months and six months ended June 30, 2008, expenditures for growth capital projects totaled approximately $108.2 million and $193.4 million, respectively.  This represents an increase of $23.6 million and $54.6 million, respectively, compared to the corresponding periods in 2007.  The increase was attributable to a broad range of diverse growth capital projects in our core operating areas, including the expansion of the Partnership’s gas gathering and processing capacity in western Oklahoma, southeast Oklahoma, and East Texas; the expansion of the gas gathering, processing, and fractionation capacity in the Appalachian region; and the construction of the steam methane reformer at the Partnership’s Javelina facility.

2008 DCF AND GROWTH CAPITAL FORECAST

For 2008, the Partnership increased its forecast of DCF allocable to common unitholders from a range of $180 million to $200 million to a range of $220 million to $240 million.

The Partnership also increased its 2008 capital expenditure forecast from a range of $375 million to $425 million to a range of $500 million to $550 million to support existing and recently announced growth projects.  Maintenance capital for 2008 is currently forecasted in a range of approximately $5 million to $8 million.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Tuesday, August 12, 2008, at 4:00 p.m. Eastern Time to review its second quarter 2008 financial results.  Interested parties can participate in the call by dialing (888) 560-8501, passcode “MarkWest”, approximately ten minutes prior to the scheduled start time.  To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com.  A replay of the conference call will be available through Tuesday, August 26, 2008, on the MarkWest website or by dialing (866) 361-4938 (no passcode required).

###

MarkWest Energy Partners, L.P. is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Annual

Report on Form 10-K, as amended,  for the year ended December 31, 2007, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(Unaudited, in thousands, except per unit data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Statement of Operations Data
Revenue:
Revenue	$278,158	$198,788	$563,200	$390,408
Derivative loss	(312,591)	(13,913)	(358,841)	(27,822)
Total revenue	(34,433)	184,875	204,359	362,586

Operating expenses:
Purchased product costs	153,273	125,067	308,208	247,124
Derivative (gain) loss related to purchased product costs	(47,097)	6,335	(79,094)	4,708
Facility expenses	24,762	17,386	47,428	29,881
Derivative (gain) loss related to facility expenses	(310)	1,029	(353)	596
Selling, general and administrative expenses	16,614	18,811	39,075	39,381
Depreciation	16,498	9,325	31,023	17,499
Amortization of intangible assets	10,469	4,168	17,318	8,336
Loss on disposal of property, plant, and equipment	—	9	3	154
Accretion of asset retirement obligations	33	28	65	55
Impairment of long-lived assets	5,009	—	5,009	—
Total operating expenses	179,251	182,158	368,682	347,734
(Loss) income from operations	(213,684)	2,717	(164,323)	14,852

Other income (expense):
Earnings from unconsolidated affiliates	577	1,656	2,128	3,423
Interest income	1,662	1,124	2,176	3,520
Interest expense	(17,450)	(9,054)	(28,599)	(18,468)
Amortization of deferred financing costs (a component of interest expense)	(5,164)	(731)	(6,207)	(1,451)
Miscellaneous income (expense)	1,175	(317)	1,142	(1,067)
(Loss) income before non-controlling interest in net income of consolidated subsidiary and provision for income tax	(232,884)	(4,605)	(193,683)	809
Non-controlling interest in net (loss) income of consolidated subsidiary	—	(5,562)	3,393	(9,522)
Loss before provision for income tax	(232,884)	(10,167)	(190,290)	(8,713)
Provision for income tax (expense) benefit:
Current	(4,565)	(9,848)	(15,332)	(10,649)
Deferred	59,682	12,743	47,006	13,047
Total provision for income tax	55,117	2,895	31,674	2,398

Net loss	$(177,767)	$(7,272)	$(158,616)	$(6,315)

Net loss per unit (1):
Basic	$(3.19)	$(0.32)	$(3.50)	$(0.28)
Diluted	$(3.19)	$(0.32)	$(3.50)	$(0.28)

Weighted average number of outstanding units (1):
Basic	55,742	22,854	45,326	22,844
Diluted	55,742	22,854	45,326	22,844

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$40,730	$(24,236)	$163,958	$32,364
Investing activities	(117,358)	(85,694)	(459,453)	(140,727)
Financing activities	324,941	67,010	536,113	99,428

Other Financial Data
Distributable cash flow	$56,273		$111,384

	June 30, 2008	December 31, 2007
Balance Sheet Data
Working capital	$97,396	$21,932
Total assets	2,629,347	1,524,695
Total debt	987,317	552,695
Total capital	904,066	39,391

(1)  All unit and per unit data where applicable has been adjusted to reflect the 1.9051 exchange ratio to give effect to the redemption and merger between MarkWest Hydrocarbon, Inc. and MarkWest Energy Partners, L.P. on February 21, 2008.

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Southwest
East Texas
Gathering systems throughput (Mcf/d)	431,200	407,000	426,600	404,000
NGL product sales (gallons)	46,871,700	44,486,000	91,355,100	86,274,000

Oklahoma
Foss Lake gathering system throughput (Mcf/d)	95,300	103,700	99,600	99,400
Woodford gathering system throughput (Mcf/d)	252,600	102,800	229,100	76,900
Grimes gathering system throughput (Mcf/d)	13,700	11,200	13,400	11,900
Arapaho NGL product sales (gallons)	20,139,800	22,233,000	42,160,100	42,758,000

Other Southwest
Appleby gathering system throughput (Mcf/d)	62,900	58,000	62,000	53,400
Other gathering systems throughput (Mcf/d)	12,000	8,300	10,700	10,400

Northeast
Appalachia (1)
Natural gas processed for a fee (Mcf/d)	190,300	196,000	200,500	199,000

Keep whole sales (gallons)	19,804,500	17,605,000	68,852,400	68,681,000
Percent of proceeds sales (gallons)	10,266,200	10,639,000	21,369,800	22,047,000
Total NGL product sales (gallons) (2)	30,070,700	28,244,000	90,222,200	90,728,000

Michigan
Natural gas processed for a fee (Mcf/d)	2,700	6,100	2,700	6,100
NGL product sales (gallons)	768,700	1,065,000	1,224,000	2,190,000
Crude oil transported for a fee (Bbl/d)	13,900	14,200	13,800	14,200

Gulf Coast
Javelina
Natural gas processed for a fee (Mcf/d)	122,200	102,000	125,100	115,000
NGLs fractionated for a fee (Bbl/d)	24,400	24,100	24,900	24,500

(1) Includes throughput from Kenova, Cobb, and Boldman processing plants.

(2) Represents sales at the Siloam fractionator.

MarkWest Energy Partners, L.P.

Segment Operating Income

(Unaudited, in thousands)

Three months ended June 30, 2008:	Southwest	Northeast	Gulf Coast	Total
Revenue	$185,812	$64,893	$27,453	$278,158

Operating expenses:
Purchased product costs	109,524	43,749	—	153,273
Facility expenses	14,644	5,207	4,429	24,280

Operating income before items not allocated to segments	$61,644	$15,937	$23,024	$100,605

Three months ended June 30, 2007:	Southwest	Northeast	Gulf Coast	Total
Revenue	$125,752	$55,548	$17,488	$198,788

Operating expenses:
Purchased product costs	83,131	41,936	—	125,067
Facility expenses	11,127	3,275	2,984	17,386

Operating income before items not allocated to segments	$31,494	$10,337	$14,504	$56,335

Six months ended June 30, 2008:	Southwest	Northeast	Gulf Coast	Total
Revenue	$343,888	$168,697	$50,615	$563,200

Operating expenses:
Purchased product costs	202,162	106,046	—	308,208
Facility expenses	28,519	9,989	8,256	46,764

Operating income before items not allocated to segments	$113,207	$52,662	$42,359	$208,228

Six months ended June 30, 2007:	Southwest	Northeast	Gulf Coast	Total
Revenue	$226,357	$131,704	$32,347	$390,408

Operating expenses:
Purchased product costs	150,462	96,662	—	247,124
Facility expenses	20,490	7,309	2,082	29,881

Operating income before items not allocated to segments	$55,405	$27,733	$30,265	$113,403

MarkWest Energy Partners, L.P.

Reconciliation of Segment Operating Income to Net Income

(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Operating income before items not allocated to segments	$100,605	$56,335	$208,228	$113,403
Derivative loss not allocated to segments	(265,184)	(21,277)	(279,394)	(33,126)
Compensation expense included in facility expenses not allocated to segments	(482)	—	(664)	—
Selling, general and administrative expenses	(16,614)	(18,811)	(39,075)	(39,381)
Depreciation	(16,498)	(9,325)	(31,023)	(17,499)
Amortization of intangible assets	(10,469)	(4,168)	(17,318)	(8,336)
Loss on disposal of property, plant, and equipment	—	(9)	(3)	(154)
Accretion of asset retirement obligations	(33)	(28)	(65)	(55)
Impairment of long-lived assets	(5,009)	—	(5,009)	—
(Loss) income from operations	(213,684)	2,717	(164,323)	14,852

Earnings from unconsolidated affiliates	577	1,656	2,128	3,423
Interest income	1,662	1,124	2,176	3,520
Interest expense	(17,450)	(9,054)	(28,599)	(18,468)
Amortization of deferred financing costs and discount (a component of interest expense)	(5,164)	(731)	(6,207)	(1,451)
Miscellaneous income (expense)	1,175	(317)	1,142	(1,067)

(Loss) income before non-controlling interest in net income of consolidated subsidiary and provision for income tax	$(232,884)	$(4,605)	$(193,683)	$809

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow (DCF)

(Unaudited, in thousands)

	Three months	Six months
	ended June 30,	ended June 30,
	2008	2008

Loss before provision for income tax	$(232,884)	$(190,290)

Depreciation, amortization, accretion, and impairments	32,009	53,415
Amortization of deferred financing costs	5,164	6,207
Non-cash earnings from unconsolidated affiliates	(577)	(2,128)
Distributions from unconsolidated affiliates	1,400	3,570
Non-cash compensation expense	3,087	8,561
Non-cash derivative activity	249,962	245,069
Provision for income tax - current	(4,565)	(15,332)
Other	3,712	4,743
Maintenance capital expenditures	(1,035)	(2,431)
Distributable cash flow allocable to common units	$56,273	$111,384

Maintenance capital expenditures	1,035	$2,431
Growth capital expenditures	108,167	193,377
Total capital expenditures	109,202	$195,808

Distributable cash flow allocable to common units	$56,273	$111,384
Maintenance capital expenditures	1,035	2,431
(Increase) decrease in receivables	(1,146)	(20,640)
(Increase) decrease in inventories	(30,692)	(7,393)
(Increase) decrease in other assets	(4,607)	22,055
Increase (decrease) in accounts payable, accrued liabilities and other long-term liabilities	21,246	60,605
Other	(1,379)	(4,484)
Net cash provided by operating activities	$40,730	$163,958

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA

(Unaudited, in thousands)

	Three months	Six months
	ended June 30,	ended June 30,
	2008	2008

Loss before provision for income tax	$(232,884)	$(190,290)

Non-cash compensation expense	3,087	8,561
Non-cash derivative activity	249,962	245,069
Interest expense	22,614	34,806
Depreciation, amortization, accretion, and impairments	32,009	53,415
Merger-related minority interest adjustment	—	(3,393)
Adjusted EBITDA	$74,788	$148,168